Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to the inclusion of our opinion letter dated May 16, 2021 to the Board of Directors of Discovery, Inc. (“Discovery”) as Annex H to, and the references to such opinion in, (i) the proxy statement/prospectus relating to the proposed transaction involving Discovery, Inc. and the WarnerMedia business of AT&T Inc. (“AT&T”), which forms a part of the Registration Statement on Form S-4 of Discovery (the “Discovery Registration Statement”), and (ii) the prospectus relating to the exchange offer and/or pro rata distribution of shares of the common stock of Magallanes, Inc. (“Magallanes”) owned by AT&T for common shares of AT&T, which prospectus forms a part of the Registration Statement on Form S-4 and Form S-1 of Magallanes (together with the Discovery Registration Statement, the “Registration Statements”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

November 18, 2021